Exhibit 12

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and adjusted for interest capitalized, preference security dividend requirements of consolidated subsidiaries and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries.

	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Consolidated ratio of earnings to fixed charges	2.9	4.5	2.1	4.4	1.0	*
Consolidated ratio of earnings to fixed charges and preferred stock dividends	2.6	3.7	1.7	3.6	*	*

*	Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred stock dividends. The coverage deficiency for total fixed charges for the year ended December 31, 2012 was $98.9 million. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013 and 2012 were $15.4 million and $118.1 million, respectively.

INFORMATION REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Earnings:
Income/(loss) before income taxes (a)	$297,407	$333,856	$96,819	$301,144	$3,660	$(98,944)
Add: Fixed Charges, net	155,036	95,535	88,678	88,101	100,444	116,802
Add: Distributed income of equity investees	—	—	—	—	—	—
Income/(loss) before income taxes and fixed charges, net	$452,443	$429,391	$185,497	$389,245	$104,104	$17,858

Fixed Charges:
Total interest expense	$147,616	$88,825	$82,685	$81,531	$94,679	$110,286
Interest factor in rents	7,420	6,710	5,993	6,570	5,765	6,516
Total fixed charges	$155,036	$95,535	$88,678	$88,101	$100,444	$116,802

Ratio of earnings to fixed charges	2.9	4.5	2.1	4.4	1.0	*

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in thousands)	2017	2016	2015	2014	2013	2012
Earnings:
Income/(loss) before income taxes (a)	$297,407	$333,856	$96,819	$301,144	$3,660	$(98,944)
Add: Fixed Charges, net	155,036	95,535	88,678	88,101	100,444	116,802
Add: Distributed income of equity investees	—	—	—	—	—	—
Income/(loss) before income taxes and fixed charges, net	$452,443	$429,391	$185,497	$389,245	$104,104	$17,858

Fixed Charges & Preferred Stock Dividends:
Total interest expense	$147,616	$88,825	$82,685	$81,531	$94,679	$110,286
Interest factor in rents	7,420	6,710	5,993	6,570	5,765	6,516
Preferred stock dividends (b)	19,108	19,108	19,057	19,212	19,108	19,108
Total fixed charges and preferred stock dividends	$174,144	$114,643	$107,735	$107,313	$119,552	$135,910

Ratio of earnings to fixed charges and preferred stock dividends	2.6	3.7	1.7	3.6	*	*

*	Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred stock dividends. The coverage deficiency for total fixed charges for the year ended December 31, 2012 was $98.9 million. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013 and 2012 were $15.4 million and $118.1 million, respectively.

(a)	Pre-tax earnings from continuing operations excluding income attributable to noncontrolling interests and income/loss from equity investees.

(b)	The preferred dividend amounts represent pre-tax earnings required to cover total dividends on preferred stock.